As filed with the Securities and Exchange Commission on November 5, 2018

Registration Statement File No. 333-211608

Registration Statement File No. 333-196330

Registration Statement File No. 333-167181

Registration Statement File No. 333-163667

Registration Statement File No. 333-141916

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-211608)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-196330)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-167181)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-163667)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-141916)

TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KapStone Paper and Packaging Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2699372
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1000 Abernathy Road NE

Atlanta, GA 30328

(Address, including zip code, of principal executive offices)

_____________

KapStone Paper and Packaging 2016 Incentive Plan
KapStone Paper and Packaging 2014 Incentive Plan
KapStone Paper and Packaging Amended and Restated 2006 Incentive Plan
KapStone Paper and Packaging Corporation 2009 Employee Stock Purchase Plan
KapStone Paper and Packaging 2006 Incentive Plan

(Full title of the plan)

_____________

Robert B. McIntosh

Executive Vice President, General Counsel and Secretary

KapStone Paper and Packaging Corporation

1000 Abernathy Road NE

Atlanta, GA 30328

(770) 448-2193

(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

Richard Hall, Esq.

Andrew C. Elken, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

KapStone Paper and Packaging Corporation, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.	Registration Statement File No. 333-211608, filed with the SEC on May 25, 2016, registering 9,100,000 shares of Common Stock issuable under the KapStone Paper and Packaging 2016 Incentive Plan;

ii.	Registration Statement File No. 333-196330, filed with the SEC on May 28, 2014, registering 8,500,000 shares of Common Stock issuable under the KapStone Paper and Packaging 2014 Incentive Plan;

iii.	Registration Statement File No. 333-167181, filed with the SEC on May 28, 2010, registering 2,700,000 shares of Common Stock issuable under the KapStone Paper and Packaging Amended and Restated 2006 Incentive Plan;

iv.	Registration Statement File No. 333-163667, filed with the SEC on December 11, 2009, registering 500,000 shares of Common Stock issuable under the KapStone Paper and Packaging Corporation 2009 Employee Stock Purchase Plan; and

v.	Registration Statement File No. 333-141916, filed with the SEC on April 5, 2007, registering 3,000,000 shares of Common Stock issuable under the KapStone Paper and Packaging 2006 Incentive Plan.

On November 2, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of January 28, 2018, among the Registrant, WestRock Company (formerly known as Whiskey Holdco, Inc.) (“WestRock”), WRKCo Inc. (formerly known as WestRock Company), Whiskey Merger Sub, Inc. and Kola Merger Sub, Inc., Whiskey Merger Sub, Inc. merged with and into WRKCo Inc., with WRKCo Inc. surviving such merger as a wholly owned subsidiary of WestRock, and Kola Merger Sub, Inc. merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of WestRock (collectively, the “Mergers”). These Post-Effective Amendments are being filed as a result of the Mergers.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on November 5, 2018.

KAPSTONE PAPER AND PACKAGING CORPORATION

By:	/s/ Robert B. McIntosh
Robert B. McIntosh
Executive Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.